UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

859 Ward Drive
Goleta, California		93111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 14, 2023, Inogen, Inc., a Delaware corporation (“Inogen”), completed the acquisition of Physio-Assist SAS, a société par actions simplifiée organized under the laws of France, pursuant to the previously announced Share Purchase Agreement (the “Share Purchase Agreement”) entered into on July 10, 2023 with Mr. Adrien Mithalal, Mr. Jean-Sébastien Lantz, Mrs. Anne Reiser, CAAP Creation, Societe De Capital Risque Provencale Et Corse, Region Sud Investissement, Mérieux Participations 2, Relyens Innovation Santé and certain holders of exercisable securities identified therein (collectively, the “Sellers”). Pursuant to the Share Purchase Agreement, Inogen acquired all of the issued and outstanding capital stock of Physio-Assist SAS. Physio-Assist SAS, directly and through its wholly owned subsidiary, PhysioAssist GmbH, is in the business of the design, production and marketing of medical devices for bronchial decongestion (airway clearance technique) for patients suffering from obstructive respiratory diseases.

Pursuant to the terms of the Share Purchase Agreement, Inogen paid the Sellers approximately $32,000,000 cash at closing subject to adjustment for the estimated net debt amount of Physio-Assist SAS (subject to potential adjustment after closing following confirmation of the actual net debt amount and target working capital amount) and may pay up to either an additional $13,000,000 in cash or $11,000,000 in cash (minus related development costs) depending upon the achievement of one of two alternative milestones related to the Simeox Airway Clearance System’s receipt of FDA de novo authorization or 510(k) clearance within four years of the date of the closing of the transaction.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement. The Share Purchase Agreement was filed as Exhibit 2.1 to Inogen’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2023 and is incorporated by reference herein. It is not intended to provide any other factual information about Inogen or Physio-Assist SAS. In particular, the assertions embodied in the representations and warranties contained in the Share Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Sellers to Inogen in connection with the signing of the Share Purchase Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Share Purchase Agreement. Moreover, certain representations and warranties in the Share Purchase Agreement were used for the purpose of allocating risk between Inogen and Sellers rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Share Purchase Agreement as characterizations of the actual state of facts about Inogen or Physio-Assist SAS.

Item 7.01. Regulation FD Disclosure.

On September 18, 2023, Inogen issued a press release announcing the completion of the acquisition of Physio-Assist SAS pursuant to the previously announced Share Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Current Report under Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
2.1

Share Purchase Agreement dated July 10, 2023, by and among Inogen, Inc. and Mr. Adrien Mithalal, Mr. Jean-Sébastien Lantz, Mrs. Anne Reiser, CAAP Creation, Societe De Capital Risque Provencale Et Corse, Region Sud Investissement, Mérieux Participations 2, Relyens Innovation Santé and certain individual sellers identified therein (incorporated by reference to Exhibit 2.1 to Inogen, Inc.’s Current Report on Form 8-K filed on July 13, 2023)

99.1	Press Release dated September 18, 2023
104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date:	September 18, 2023	By:	/s/ Nabil Shabshab
Nabil Shabshab Chief Executive Officer and President (Principal Executive Officer)